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                                                                   EXHIBIT 15(i)

                              RULE 12b-1 AGREEMENT
                           THE RIVERSIDE CAPITAL FUNDS


         This Agreement is made as of this 16th day of May, 1994, between J. C. Bradford & Co., a Tennessee limited partnership ("Bradford"), and The Winsbury Company Limited Partnership, an Ohio limited partnership ("Winsbury"), the Distributor of shares of beneficial interest ("Shares") of each of Riverside Capital Money Market Fund, Riverside Capital Value Equity Fund, Riverside Capital Fixed Income Fund, Riverside Capital Tennessee Municipal Obligations Fund, Riverside Capital Low Duration Government Securities Fund, Riverside Capital Sunbelt Municipal Obligations Fund, Riverside Capital Growth Fund and Riverside Capital Equity and Municipal Income Fund (the "Funds"), each a series of The Sessions Group, an Ohio business trust (the "Group"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. Winsbury hereby appoints Bradford to render distribution and shareholder services to the Funds and their shareholders. Distribution and shareholder services may include, but are not limited to, distributing prospectuses to persons other than Shareholders of the Funds; maintaining Shareholder relations; answering inquiries regarding the Funds; providing personnel and communication equipment used in connection therewith; and providing such other services as the Group, on behalf of the Funds, or Winsbury may reasonably request. Bradford represents that it is willing and possesses legal authority to provide the services contemplated by this Agreement without violation of applicable laws (including the Securities Exchange Act of 1934 and applicable state securities laws) and regulations. Any advertising and sales literature to be printed or distributed by Bradford in connection with the sale of Shares may not be distributed or otherwise used except upon prior written approval by Winsbury unless such literature was provided to Bradford by Winsbury in its final form.

         2. Bradford shall provide such security as is necessary to prevent unauthorized use of computer facilities. Bradford agrees to release, indemnify and hold harmless the Group, the Funds, Winsbury and the Funds' custodian from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by Bradford, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Shares for accounts of Bradford, its clients and shareholders. Principals of Bradford will be available to consult from time to time with Winsbury concerning administration and performance of the services contemplated by this Agreement.

         3. Winsbury will pay such fees as are set forth in Exhibit A hereto to Bradford.
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         4. Bradford and Winsbury each acknowledge that either party may enter into similar agreements with others without the consent of the other party.

         5. Bradford shall prepare such quarterly reports for Winsbury as shall reasonably be requested by Winsbury.

         6. In no transaction shall Bradford have any authority whatever to act as Winsbury's agent or as agent for any of the Funds.

         7. No person is authorized to make any representations concerning the Funds or their Shares except those contained in the current prospectuses of the Funds and any such information as may be officially designated as information supplemental to the prospectuses.

         8. This Agreement is a related agreement under the Group's Distribution and Shareholder Service Plan (the "Plan") and is effective as of the date first written above; provided, however, that with respect to Riverside Capital Equity and Municipal Income Fund, this Agreement shall not take effect until the Plan has been approved by such Fund's initial Shareholder and the Post-Effective Amendment to the Group's Registration Statement on Form N-1A with respect to such Fund's Shares has become effective.

         9. This Agreement may be terminated at any time as to a Fund, without the payment of any penalty by the vote of a majority of the members of the Board of Trustees of the Group who are not interested persons of the Group and have no direct or indirect financial interest in the operation of the Plan or in any related agreements to the Plan ("Disinterested Trustees") or by a majority of the outstanding voting securities of the Group on not more than sixty (60) days written notice to the parties to this Agreement.


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         10. This Agreement will terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940, or upon the termination of the Distribution Agreement between the Group and Winsbury.


                                                J. C. BRADFORD & CO.
                                                330 Commerce Street
                                                Nashville, Tennessee 37201

Dated:  May 16, 1994                            By  /s/ Allan L. Erb
                                                   -----------------------------
                                                   Authorized Signature

                                                    Partner
                                                   -----------------------------
                                                   Title

                                                THE WINSBURY COMPANY LIMITED
                                                PARTNERSHIP
                                                1900 East Dublin-Granville Road
                                                Columbus, Ohio 43229

Dated:  May 16, 1994                            By  The Winsbury Corporation,
                                                    General Partner

                                                    By  /s/ Kenneth B. Qunintenz
                                                       -------------------------
                                                       Authorized Signature

                                                         Senior Vice President
                                                       -------------------------
                                                       Title



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                           THE RIVERSIDE CAPITAL FUNDS


                     EXHIBIT A TO RULE 12b-1 AGREEMENT WITH
              THE WINSBURY COMPANY LIMITED PARTNERSHIP ("WINSBURY")


         With respect to each Fund, Winsbury will pay to Bradford a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of Shares of that Fund held during the period in the accounts for which Bradford provides services under the Rule 12b-1 Agreement.

         For the monthly period in which the Rule 12b-1 Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Rule 12b-1 Agreement is in effect during the period.